Exhibit 17(b)




(BULL LOGO)
Merrill Lynch Investment Managars

Annual Report
August 31, 2001

Merrill Lynch
U.S. Government
Mortgage Fund

www.mlim.ml.com

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch
U.S. Government
Mortgage Fund
Box 9011
Princeton, NJ
08543-9011

Printed on post-consumer recycled paper

Merrill Lynch U.S. Government Mortgage Fund

DEAR SHAREHOLDER

Economic Review

During the six months ended August 31, 2001, the economy remained weak. Second quarter gross domestic product growth is likely to be revised from an initially reported annualized growth rate of 0.7% to flat or even negative. Third-quarter growth is also expected to be slow as the economy struggles to recover. We anticipate a U-shaped recovery and not a quick bounce to the strong growth seen during recent years. As we believe economic growth is currently at, or near bottoming, we expect third-quarter economic data to continue to give conflicting signals. However, there are signs that indicate a muted recovery may take hold sometime in the fourth quarter.

Monetary and fiscal policy stimulus have been put in place. The Federal Reserve Board has cut interest rates seven times as of August 31, 2001, for a total of 300 basis points (3.00%). There have been tax cuts and rebate checks that are putting more money into the hands of the consumer. Consumer confidence remains high even in the face of rising unemployment and consumer spending is strong even without the impact of the rebate checks. Housing is strong and leading economic indicators have moved higher for four consecutive months. But again, the recovery will be slow in coming and it will not measure up to the previous period of robust growth.

Fiscal Year in Review

The fiscal year ended August 31, 2001 was marked with significant changes in both the economic environment and the resulting effect on the term structure of interest rates. Early in the fiscal year, the technology bubble burst, causing valuations in the stock market to plummet. The Federal Reserve Board responded by making a series of short-term interest rate cuts. In addition, there was a general flight to quality. The yield curve was inverted at the start of the fiscal year with three-month Treasury bills yielding 63 basis points more than 30-year Treasury bonds at 5.67%. By fiscal year-end that relationship changed dramatically, with the three-month Treasury bill declining 294 basis points to 3.36% while 30-year interest rates declined just 31 basis points to 5.36%.

The effect on price for a given interest rate change is greater on longer-term securities. Even though interest rate declines were greater at the front end of the yield curve, the price movement, and therefore total return, was greater at the longer end of the yield curve. The optimal part of the yield curve was in the five-year area where interest rates declined by 160 basis points and the total return for the year ended August 31, 2001 was +11.89%. By comparison, three-month Treasury bills, two-year notes, and 30-year bonds returned +5.26%, +9.18%, and +8.38%, respectively for the same period.

For the fiscal year ended August 31, 2001, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +11.77%, +10.91%, +10.86% and +11.49%, respectively. The unmanaged benchmark Salomon Smith Barney Mortgage Index had a return of +11.87% for the same 12-month period. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 3 - 5 of this report to shareholders.) The Fund provided good relative total returns for the fiscal year ended August 31, 2001. Our strategy to overweight mortgage securities proved to be correct. Also correct was our focus on securities that offered some prepayment protection. In a declining interest rate environment, where many mortgages trade at premium prices, prepayment on mortgage securities can hurt total return. We avoided significant prepayment risk by weighting the portfolio in lower coupon securities that traded at a discount price. We also kept a large portion of the portfolio in multi-family securities, where there are contractual prohibitions against early prepayment.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

Going forward, we are still quite positive on the mortgage-backed securities
(MBS) market even though interest rates have declined to the point where refinancing risk again becomes an important factor. For example, five-year and ten-year Treasury notes ended the period trading at yields of 4.38% and 4.83%, respectively. By comparison, a Fannie Mae 6% coupon MBS was trading at a dollar price of $98.25 or a discount of 1.75%. A Fannie Mae 6.5% coupon was only slightly over par at $101.12. This demonstrates that the coupon and yields are attractive with little, if any, prepayment risk at this time.

Even though interest rates are quite low, there is still opportunity for improved performance. First, interest rates probably will drift a little lower as it becomes apparent that the economic recovery is not immediate and far from robust. Second, as we mentioned, the coupon flow is quite attractive compared to Treasury securities. Third, the yield curve is quite steep allowing for the potential of rolling down the curve for positive price gains. Last, we believe that the yield spreads on MBS will tighten closer to historical norms. This tightening of yield spreads typically has the same impact on price and total return as a general decline in interest rates.

In Conclusion

We thank you for your continued investment in Merrill Lynch U.S. Government Mortgage Fund, and we look forward to discussing our outlook and strategy with you in our next report to shareholders.

Sincerely,

(Terry K. Glenn)
Terry K. Glenn
President and Trustee

(Gregory Mark Maunz)
Gregory Mark Maunz
Senior Vice President and Portfolio Manager

September 25, 2001

The Fund's transfer agency fee schedule has been amended. Under the revised schedule, the fees payable to Financial Data Services, Inc., the transfer agent for the Fund, now range from $16 to $23 per shareholder account (depending upon the level of service required) or 0.10% of account assets for certain accounts that participate in certain fee-based programs.

A Special Message to Shareholders

Merrill Lynch Investment Managers, L.P. ("MLIM") and its employees join the nation in mourning the victims and supporting the families of those so deeply affected by the tragic events that occurred on September 11. As the United States recovers from this devastating act of terrorism, we would like to assure our shareholders that client assets are safe and MLIM stands strong, capable and ready to serve our shareholders. Our company continues to be financially sound with a strong and liquid balance sheet. Our systems have remained fully operable, and our portfolio managers and their investment teams are on the job managing your Fund's investments. While we cannot predict financial market activity in the weeks and months ahead, we ask you to remain confident that your Fund is managed by highly qualified investment professionals who have experience managing portfolios in a variety of market conditions.

Although uncertainty has been injected into the financial markets, history has shown the resilience of our financial system in times of crisis. We should not underestimate the resolve of our business leaders, our government, and most of all, the spirit of our people to prevail and go forward with renewed strength.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select PricingSM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors, as detailed in the Fund's prospectus. If you were a Class A shareholder prior to October 21, 1994, your Class A Shares were redesignated to Class D Shares on October 21, 1994. However, in the case of certain eligible investors, the shares were simultaneously exchanged for Class A Shares.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.) *Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Recent Performance Results*


                                                                                               Ten Years/
                                                                6-Month        12-Month      Since Inception    Standardized
As of August 31, 2001                                         Total Return   Total Return     Total Return      30-Day Yield
ML U.S. Government Mortgage Fund Class A Shares                  +4.20%         +11.77%          +67.74%            5.46%
ML U.S. Government Mortgage Fund Class B Shares                  +3.90          +10.91           +71.73             4.91
ML U.S. Government Mortgage Fund Class C Shares                  +3.88          +10.86           +58.62             4.87
ML U.S. Government Mortgage Fund Class D Shares                  +4.18          +11.49           +89.57             5.22

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Trust's ten-year/inception periods are from 10/21/94 for Class A & Class C Shares, from 12/23/91 for Class B Shares; and ten years for Class D Shares.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

PERFORMANCE DATA (continued)

Total Return Based on a $10,000 Investment

A line graph illustrating the growth of a $10,000 investment in Merrill Lynch U.S. Government Mortgage Fund++ Class A and Class C Shares* compared to a similar investment in Salomon Brothers Mortgage Index++++. Values illustrated are as follows:

Merrill Lynch U.S. Government Mortgage Fund++
Class A Shares*

Date                                           Value

10/21/1994**                                  $ 9,600.00
August 1995                                   $10,709.00
August 1996                                   $11,196.00
August 1997                                   $12,278.00
August 1998                                   $13,273.00
August 1999                                   $13,438.00
August 2000                                   $14,410.00
August 2001                                   $16,106.00


Merrill Lynch U.S. Government Mortgage Fund++
Class C Shares*

Date                                           Value
10/21/1994**                                  $10,000.00
August 1995                                   $11,080.00
August 1996                                   $11,487.00
August 1997                                   $12,482.00
August 1998                                   $13,384.00
August 1999                                   $13,439.00
August 2000                                   $14,309.00
August 2001                                   $15,863.00


Salomon Brothers Mortgage Index++++.

Date                                           Value
10/21/1994**                                  $10,000.00
August 1995                                   $11,248.00
August 1996                                   $11,815.00
August 1997                                   $13,041.00
August 1998                                   $14,158.00
August 1999                                   $14,427.00
August 2000                                   $15,598.00
August 2001                                   $17,449.00

A line graph illustrating the growth of a $10,000 investment in Merrill Lynch U.S. Government Mortgage Fund++ Class B Shares* compared to a similar investment in Salomon Brothers Mortgage Index++++. Values illustrated are as follows:

Merrill Lynch U.S. Government Mortgage Fund++
Class B Shares*

Date                                           Value
12/23/1991**                                   $10,000.00
August 1992                                    $10,454.00
August 1993                                    $11,269.00
August 1994                                    $10,982.00
August 1995                                    $11,960.00
August 1996                                    $12,405.00
August 1997                                    $13,485.00
August 1998                                    $14,467.00
August 1999                                    $14,534.00
August 2000                                    $15,483.00
August 2001                                    $17,172.00


Salomon Brothers Mortgage Index++++.

Date                                           Value
12/23/1991**                                   $10,000.00
August 1992                                    $10,572.00
August 1993                                    $11,379.00
August 1994                                    $11,432.00
August 1995                                    $12,683.00
August 1996                                    $13,322.00
August 1997                                    $14,705.00
August 1998                                    $15,965.00
August 1999                                    $16,269.00
August 2000                                    $17,590.00
August 2001                                    $19,677.00

A line graph illustrating the growth of a $10,000 investment in Merrill Lynch U.S. Government Mortgage Fund++ Class D Shares* compared to a similar investment in Salomon Brothers Mortgage Index++++. Values illustrated are as follows:

Merrill Lynch U.S. Government Mortgage Fund++
Class D Shares*

Date                                           Value
August 1991**                                   $9,600.00
August 1992                                    $10,575.00
August 1993                                    $11,458.00
August 1994                                    $11,222.00
August 1995                                    $12,286.00
August 1996                                    $12,812.00
August 1997                                    $14,000.00
August 1998                                    $15,098.00
August 1999                                    $15,246.00
August 2000                                    $16,325.00
August 2001                                    $18,201.00


Salomon Brothers Mortgage Index++++.

Date                                           Value
August 1991**                                  $10,000.00
August 1992                                    $11,252.00
August 1993                                    $12,111.00
August 1994                                    $12,168.00
August 1995                                    $13,500.00
August 1996                                    $14,181.00
August 1997                                    $15,653.00
August 1998                                    $16,994.00
August 1999                                    $17,317.00
August 2000                                    $18,723.00
August 2001                                    $20,945.00

*Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
**Commencement of operations.
++The Trust invests primarily in US Government and Government agency securities, including GNMA mortgage-backed certificates and other mortgage-backed Government securities.
++++This unmanaged Index reflects the performance of a capital market weighting of the outstanding agency-issued mortgage-backed securities. The starting date for the Index in the Class A & Class C Shares' graph is from 10/31/94 and in the Class B Shares' graph is from 12/31/91.

Past performance is not predictive of future performance.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

PERFORMANCE DATA (concluded)

Average Annual Total Return

                                            % Return Without    % Return With
                                              Sales Charge      Sales Charge**
Class A Shares*
One Year Ended 6/30/01                           +10.79%             +6.36%
Five Years Ended 6/30/01                          +7.01              +6.14
Inception (10/21/94) through 6/30/01              +7.59              +6.93

*Maximum sales charge is 4%. **Assuming maximum sales charge.

                                               % Return            % Return
                                             Without CDSC        With CDSC**
Class B Shares*
One Year Ended 6/30/01                            +9.95%             +5.95%
Five Years Ended 6/30/01                          +6.19              +6.19
Inception (12/23/91) through 6/30/01              +5.55              +5.55

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years. **Assuming payment of applicable contingent deferred sales charge.

                                              % Return            % Return
                                            Without CDSC        With CDSC**
Class C Shares*
One Year Ended 6/30/01                           +9.79%             +8.79%
Five Years Ended 6/30/01                         +6.14              +6.14
Inception (10/21/94) through 6/30/01             +6.70              +6.70

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year. **Assuming payment of applicable contingent deferred sales charge.

                                            % Return Without    % Return With
                                              Sales Charge      Sales Charge**
Class D Shares*
One Year Ended 6/30/01                            +10.52%            +6.10%
Five Years Ended 6/30/01                           +6.77             +5.90
Ten Years Ended 6/30/01                            +6.66             +6.23

*Maximum sales charge is 4%. **Assuming maximum sales charge.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

SCHEDULE OF INVESTMENTS


                                                          Face         Interest         Original Maturity
Issue                                                    Amount          Rate                Date(s)                Value
US Government Agency Mortgage-Backed Obligations*--93.7%

Fannie Mae                                              $ 2,807,494   6.00%         6/01/2028 - 4/01/2031(9)        $ 3,101,285
                                                        213,755,202   6.50          12/01/2008 - 7/01/2031(9)       216,714,923
                                                         13,792,118   7.00           11/01/2013 - 8/01/2029          14,246,464
                                                                259   7.50                  1/01/2025                       270
                                                            432,678   8.00            9/01/2024 - 9/01/2027             453,218
                                                            326,550   8.50            5/01/2010 - 8/01/2012             344,849
                                                          8,631,844   8.50(3)               7/15/2023                 9,209,948
                                                          5,650,796   9.50                  3/01/2020                 5,989,844
                                                          9,139,780  11.00           2/01/2011 - 11/01/2020          10,398,703
                                                             11,716  11.50                  6/01/2015                    13,163
                                                            712,000  13.00            8/01/2010 - 4/01/2015             839,318

Fannie Mae                               #0384046        10,000,000   5.67(10)              9/01/2006                10,184,375
Mortgage-Backed Securities--             #0160465        32,655,593   6.16(8)               8/01/2013                33,687,317
Multi-Family++                           #0380332         9,296,184   6.195(7)              6/01/2005                 9,634,501
                                         #0375610        13,439,201   6.465(7)              6/01/2004                13,867,872
                                         #0380021         6,050,963   6.49(2)               1/01/2008                 6,341,338
                                         #0073894           950,247   6.525(7)             12/01/2003                   980,437
                                         #0073885           856,321   6.545(2)              1/01/2007                   898,396
                                         #0073873           738,711   6.625(2)              2/01/2007                   777,439
                                         #0073221         1,406,038   6.715(7)             10/01/2005                 1,480,392
                                         #0375015        18,398,170   6.79(7)               4/01/2004                19,148,140
                                         #0073915         1,444,147   6.87(2)               1/01/2007                 1,532,429
                                         #0073910        11,405,075   6.875(2)              1/01/2007                12,107,641
                                         #0375043         3,449,648   6.895(2)              4/01/2007                 3,667,060
                                         #0375007        11,667,739   6.94(2)               3/01/2007                12,420,713
                                         #0375012         3,163,540   6.95(2)               4/01/2007                 3,370,513
                                         #0073944        13,368,845   6.96(2)               1/01/2007                14,239,680
                                         #0073952         2,646,407   6.96(2)               1/01/2007                 2,818,337
                                         #0073946         5,169,180   6.97(2)               2/01/2007                 5,507,836
                                         #0073969         7,600,422   7.05(2)               2/01/2007                 8,122,463
                                         #0073962         4,530,363   7.085(2)              2/01/2007                 4,850,105
                                         #0073967         4,402,316   7.105(2)              2/01/2007                 4,716,701
                                         #0073992         2,502,735   7.115(2)              2/01/2007                 2,682,553
                                         #0375069         1,029,164   7.122(2)              4/01/2007                 1,103,401
                                         #0073943         1,368,478   7.18(4)               2/01/2019                 1,463,222
                                         #0073608         4,681,588   7.49(2)               8/01/2006                 5,078,325
                                         #0375052         4,581,391   7.50(2)               3/01/2027                 5,075,107
                                         #0109076         2,074,610   7.59(2)               8/01/2006                 2,257,162
                                         #0160024         4,929,864   7.625(2)             11/01/2003                 5,116,835
                                         #0160095         6,898,751   7.66(2)               3/01/2004                 7,193,857

Fannie Mae                               98-M1-IO2       90,630,291   0.68635(1)            2/25/2013                 4,021,719
Mortgage-Backed Securities--             94-M1-IO        62,755,813   0.87(1)              10/25/2003                   972,715
REMICs**--Multi-Family++                 98-M3-B         10,960,597   6.45                  8/17/2013                11,263,172
                                         97-M8-A2        19,135,000   7.16                  1/25/2022                20,358,641
                                         96-M3-A2        40,500,000   7.41                  3/25/2021                43,257,839


Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

SCHEDULE OF INVESTMENTS (continued)


                                                          Face         Interest         Original Maturity
Issue                                                    Amount          Rate                Date(s)                Value
US Government Agency Mortgage-Backed Obligations* (concluded)

Fannie Mae                              94-56-TB        $ 5,239,230   6.50(1)%              7/25/2022                 $ 947,142
REMICs**                                Trust 273         3,139,576   7.00(1)               7/01/2026                   553,182
                                        96-W1-AL          7,514,728   7.25                  3/25/2026                 7,756,777

Freddie Mac                                                     485  10.00                  7/01/2019                       537
Participation Certificates                                4,626,903  10.50            9/01/2010 - 9/01/2020           5,160,780
                                                          1,050,656  11.00            8/01/2010 - 9/01/2020           1,185,733
                                                          1,232,683  11.50           12/01/2011 - 6/01/2020           1,414,839
                                                            586,493  12.00            5/01/2010 - 6/01/2020             676,918
                                                            831,662  12.50            9/01/2014 - 7/01/2019             964,269
                                                          1,462,185  13.00           11/01/2009 - 2/01/2016           1,686,740

Freddie Mac                                                 170,370   6.00                  4/01/2009                   173,905
Participation Certificates--                            249,986,937   6.00          6/01/2029 - 5/01/2031(9)        246,250,790
Gold Program                                                137,616   6.50                  9/01/2013                   141,165
                                                        202,537,568   6.50          10/01/2028 - 8/01/2031(9)       203,920,525
                                                          7,516,360   7.00            8/01/2011 - 2/01/2013           7,790,056
                                                         58,293,989   7.00           9/01/2028 - 12/01/2030          59,783,151
                                                          9,146,437   7.50           5/01/2009 - 10/01/2011           9,532,937
                                                            290,644   7.50                  8/01/2017                   302,391
                                                          8,506,465   8.00            1/01/2007 - 7/01/2012           8,883,451
                                                             68,778   8.00                 10/01/2027                    72,054
                                                          2,473,512   8.50            1/01/2025 - 7/01/2025           2,617,993
                                                          1,283,966  10.50           10/01/2020 - 12/01/2020          1,443,818

Freddie Mac REMICs**                    Trust 134           535,543   9.00(1)      4/01/2022                  91,106
                                        Trust 1220        2,487,338  10.00         2/15/2022                  2,458,069

Government National Mortgage                             68,656,986   6.50           10/15/2023 - 7/15/2029          69,419,304
Association                                             145,967,931   7.00            4/15/2023 - 5/15/2029         150,045,337
                                                         45,684,457   7.50          1/15/2007 - 2/15/2030(9)         47,625,988
                                                          4,888,015   8.00          1/15/2024 - 8/15/2026(9)          5,258,584
                                                         13,664,959  10.00           12/15/2015 - 12/15/2021         15,267,940
                                                             49,465  10.50            1/15/2016 - 4/15/2021              55,034
                                                                 80  11.00                  1/15/2016                        90
                                                              1,059  11.50                  8/15/2013                     1,193

Total US Government Agency Mortgage-Backed Obligations (Cost--$1,365,786,968)                                     1,392,992,016

US Government Obligations--2.8%

US Treasury Notes                                        40,000,000   5.75                 11/15/2005                42,112,400

Total US Government Obligations (Cost--$41,968,750)                                                                  42,112,400



       Face
      Amount                                             Issue                                                      Value
Repurchase Agreements***--1.7%
$25,000,000       Morgan Stanley & Company, Inc., purchased on 8/31/2001 to yield 3.63% to 9/04/2001                 25,000,000

Total Repurchase Agreements (Cost--$25,000,000)                                                                      25,000,000

Total Investments (Cost--$1,432,755,718)--98.2%                                                                   1,460,104,416

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

SCHEDULE OF INVESTMENTS (concluded)


                      Nominal Value                                                     Strike  Notification
                   Covered by Options                                                   Price       Date

Options Purchased--0.1%
Call Options           15,602,752      Government National Mortgage Association,         100    9/20/2011(5)           $ 12,482
Purchased                              Purchased 30-Year, 6.75% Adjustable Rate
                                       Mortgage(5)(6)
                       29,600,000      United States Treasury Notes, 5% due 2/15/2011   97.563  9/10/2001(11)           989,735

Total Options Purchased (Cost--$425,500)                                                                              1,002,217

Options Written--(0.1)%

Call Options           50,000,000      Government National Mortgage Association,       98.578   9/10/2001(11)         (937,500)
Written                                30-Year, 6.75% Adjustable Rate Mortgage(5)(6)

Put Options            15,602,752      Fannie Mae, 6.50%(9)                              100    9/20/2011(5)           (15,603)
Written

Total Options Written (Premiums Received--$425,781)                                                                   (953,103)

Total Investments, Net of Options Written (Cost--$1,432,755,437)--98.2%                                           1,460,153,530
Other Assets Less Liabilities--1.8%                                                                                  27,050,296
                                                                                                                 ---------------
Net Assets--100.0%                                                                                               $1,487,203,826
                                                                                                                 ===============

(1)Represents the interest only portion of a mortgage-backed obligation.
(2)Represents balloon mortgages that amortize on a 25-year or 30-year schedule and have 10-year original maturities.
(3)Federal Housing Administration/Veterans' Administration Mortgages packaged by the Federal National Mortgage Association.
(4)Represents a balloon mortgage that amortizes on a 22-year schedule and has a 22-year original maturity.
(5)Represents European style options which can be exercised only on the notification date. These options, when combined, represent a standby purchase commitment whereby the Fund is obligated to purchase the outstanding principal amount of specific Government National Mortgage Association, 30-year, 6.75% Adjustable Rate Mortgage pools as of September 20, 2011. For this commitment, the Fund receives a net .12% per annum based on the nominal value covered by the options.
(6)Adjustable Rate Security. The interest rate resets annually at the 1-year Constant Maturing Treasury rate plus 1.5%, subject to a 1% annual adjustment cap and an 11% life cap.
(7)Represents balloon mortgages that amortize on a 30-year schedule and have 7-year original maturities.
(8)Represents a mortgage that amortizes on a 15-year schedule and has a 15-year original maturity.
(9)Represents or includes a "to-be-announced" (TBA) transaction. The Fund has committed to purchasing or selling securities for which all specific information is not available at this time.
(10)Represents a balloon mortgage that amortizes on a 30-year schedule and has a 5-year original maturity.
(11)Represents European style options which can be exercised only on the notification date.
++Underlying multi-family loans have prepayment protection by means of lockout periods and/or yield maintenance premiums.
*Mortgage-Backed Obligations are subject to principal paydowns as a result of prepayments or refinancings of the underlying mortgage instruments. As a result, the average life may be substantially less than the original maturity. **Real Estate Mortgage Investment Conduits (REMICs).
***Repurchase Agreements are fully collateralized by US Government Agency Obligations.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

FINANCIAL INFORMATION


Statement of Assets and Liabilities as of August 31, 2001
Assets:               Investments, at value (identified cost--$1,432,755,718)                                  $ 1,460,104,416
                      Options purchased, at value (cost--$425,500)                                                   1,002,217
                      Receivables:
                           Securities sold                                                  $ 150,177,084
                           Interest                                                            11,178,066
                           Beneficial interest sold                                             4,357,025
                           Principal paydowns                                                     354,744          166,066,919
                                                                                             ------------
                      Prepaid registration fees and other assets                                                       134,552
                                                                                                               ---------------
                      Total assets                                                                               1,627,308,104
                                                                                                               ---------------

Liabilities:          Options written, at value (premiums received--$425,781)                                          953,103
                      Payables:
                           Securities purchased                                               129,183,975
                           Beneficial interest redeemed                                         4,739,117
                           Custodian                                                            1,867,044
                           Dividends to shareholders                                            1,522,539
                           Investment adviser                                                     553,822
                           Distributor                                                            525,138          138,391,635
                                                                                             ------------
                      Accrued expenses and other liabilities                                                           759,540
                                                                                                               ---------------
                      Total liabilities                                                                            140,104,278
                                                                                                               ---------------

Net Assets:           Net assets                                                                               $ 1,487,203,826

Net Assets            Class A Shares of beneficial interest, $.10 par value,
Consist of:           unlimited number of shares authorized                                                    $     2,360,741
                      Class B Shares of beneficial interest, $.10 par value,
                      unlimited number of shares authorized                                                          4,688,398
                      Class C Shares of beneficial interest, $.10 par value,
                      unlimited number of shares authorized                                                            570,023
                      Class D Shares of beneficial interest, $.10 par value,
                      unlimited number of shares authorized                                                          7,328,816
                      Paid-in capital in excess of par                                                           1,646,857,447
                      Accumulated realized capital losses on investments--net                                     (201,999,692)
                      Unrealized appreciation on investments--net                                                   27,398,093
                                                                                                               ---------------
                      Net assets                                                                               $ 1,487,203,826
                                                                                                               ===============
Net Asset             Class A--Based on net assets of $234,929,682 and 23,607,412
Value:                shares of beneficial interest outstanding                                                $          9.95
                                                                                                               ===============
                      Class B--Based on net assets of $466,432,519 and 46,883,981
                      shares of beneficial interest outstanding                                                $          9.95
                                                                                                               ===============
                      Class C--Based on net assets of $56,706,036 and 5,700,232
                      shares of beneficial interest outstanding                                                $          9.95
                                                                                                               ===============
                      Class D--Based on net assets of $729,135,589 and 73,288,158
                      shares of beneficial interest outstanding                                                $          9.95
                                                                                                               ===============

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

FINANCIAL INFORMATION (continued)

Statement of Operations for the Year Ended August 31, 2001

Investment            Interest and discount earned                                                                $ 93,070,184
Income:
Expenses:             Investment advisory fees                                                $ 6,734,054
                      Account maintenance and distribution fees--Class B                        3,134,219
                      Account maintenance fees--Class D                                         1,853,739
                      Transfer agent fees--Class D                                              1,379,818
                      Transfer agent fees--Class B                                                857,941
                      Transfer agent fees--Class A                                                401,043
                      Accounting services                                                         370,431
                      Account maintenance and distribution fees--Class C                          301,617
                      Custodian fees                                                              287,671
                      Printing and shareholder reports                                            146,734
                      Professional fees                                                           136,820
                      Trustees' fees and expenses                                                  79,240
                      Registration fees                                                            77,236
                      Transfer agent fees--Class C                                                 76,548
                      Pricing fees                                                                 65,638
                      Other                                                                        52,512
                                                                                             ------------
                      Total expenses                                                                                15,955,261
                                                                                                               ---------------
                      Investment income--net                                                                        77,114,923
                                                                                                               ---------------
Realized &            Realized gain on investments--net                                                              3,784,133
Unrealized            Change in unrealized appreciation/depreciation                                                68,774,825
Gain on               on investments--net                                                                      ---------------
Investments--         Net Increase in Net Assets Resulting from Operations                                       $ 149,673,881
Net:                                                                                                           ===============

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

FINANCIAL INFORMATION (continued)

Statements of Changes in Net Assets

                                                                                            For the Year Ended August 31,
                                                                                              2001                 2000
Increase (Decrease) in Net Assets:
Operations:        Investment income--net                                               $    77,114,923      $    85,948,520
                   Realized gain (loss) on investments--net                                   3,784,133           (8,076,919)
                   Change in unrealized appreciation/depreciation on investments--net        68,774,825           17,073,004
                                                                                        ----------------      ---------------
                   Net increase in net assets resulting from operations                     149,673,881           94,944,605
                                                                                        ----------------      ---------------

Dividends to       Investment income--net:
Shareholders:           Class A                                                             (12,568,680)         (12,162,473)
                        Class B                                                             (21,183,948)         (26,575,702)
                        Class C                                                              (1,885,812)          (2,070,304)
                        Class D                                                             (41,476,483)         (45,140,041)
                                                                                        ----------------      ---------------

                   Net decrease in net assets resulting from dividends to
                   shareholders                                                             (77,114,923)         (85,948,520)
                                                                                        ----------------      ---------------

Beneficial         Net increase (decrease) in net assets derived from
Interest           beneficial interest transactions                                          65,775,375         (286,654,061)
Transactions:                                                                           ----------------      ---------------


Net Assets:        Total increase (decrease) in net assets                                  138,334,333         (277,657,976)
                   Beginning of year                                                      1,348,869,493        1,626,527,469
                                                                                        ----------------      ---------------
                   End of year                                                          $ 1,487,203,826       $1,348,869,493
                                                                                        ================      ===============


See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

FINANCIAL INFORMATION (continued)

Financial Highlights


The following per share data and ratios
have been derived from information
provided in the financial statements.                                                    Class A
                                                                              For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2001          2000          1999          1998          1997
Per Share          Net asset value, beginning of year           $ 9.44       $ 9.37        $ 9.80        $ 9.64        $ 9.40
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                          .57          .58           .55           .60           .64
                   Realized and unrealized gain (loss)
                   on investments--net                             .51          .07         (.43)           .16           .24
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations               1.08          .65           .12           .76           .88
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                   (.57)        (.58)         (.55)         (.60)         (.64)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of year                 $ 9.95       $ 9.44        $ 9.37        $ 9.80        $ 9.64
                                                           =============   ==========    ============    ==========   ===========
Total              Based on net asset value per share           11.77%        7.23%         1.24%         8.10%         9.66%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                       .75%         .75%          .70%          .68%          .65%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                        5.84%        6.23%         5.71%         6.18%         6.73%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of year
Data:               (in thousands)                           $ 234,930    $ 192,119     $ 212,131     $ 277,568     $ 278,103
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                          199.30%       37.28%        58.16%       301.88%       349.05%
                                                           =============   ==========    ============    ==========   ===========


The following per share data and ratios
have been derived from information
provided in the financial statements.                                                  Class B
                                                                            For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2001          2000          1999          1998          1997
Per Share          Net asset value, beginning of year           $ 9.44       $ 9.36        $ 9.79        $ 9.63        $ 9.40
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                          .50          .51           .48           .53           .57
                   Realized and unrealized gain (loss)
                   on investments--net                             .51          .08         (.43)           .16           .23
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations               1.01          .59           .05           .69           .80
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                   (.50)        (.51)         (.48)         (.53)         (.57)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of year                 $ 9.95       $ 9.44        $ 9.36        $ 9.79        $ 9.63
                                                           =============   ==========    ============    ==========   ===========
Total              Based on net asset value per share           10.91%        6.53%          .46%         7.28%         8.71%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                      1.52%        1.52%         1.46%         1.45%         1.42%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                        5.07%        5.47%         4.95%         5.42%         5.98%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of year
Data:               (in thousands)                           $ 466,432    $ 405,846     $ 571,969     $ 627,818     $ 672,541
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                          199.30%       37.28%        58.16%       301.88%       349.05%
                                                           =============   ==========    ============    ==========   ===========

*Total investment returns exclude the effects of sales charges.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

FINANCIAL INFORMATION (concluded)

Financial Highlights (concluded)


The following per share data and ratios
have been derived from information
provided in the financial statements.                                                    Class C
                                                                              For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2001          2000          1999          1998          1997
Per Share          Net asset value, beginning of year           $ 9.44       $ 9.36        $ 9.79        $ 9.63        $ 9.40
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                          .49          .51           .48           .52           .56
                   Realized and unrealized gain (loss)
                   on investments--net                             .51          .08         (.43)           .16           .23
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations               1.00          .59           .05           .68           .79
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                   (.49)        (.51)         (.48)         (.52)         (.56)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of year                 $ 9.95       $ 9.44        $ 9.36        $ 9.79        $ 9.63
                                                           =============   ==========    ============    ==========   ===========
Total              Based on net asset value per share           10.86%        6.47%          .41%         7.23%         8.66%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                      1.57%        1.57%         1.51%         1.51%         1.47%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                        5.00%        5.43%         4.90%         5.35%         5.91%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of year
Data:               (in thousands)                            $ 56,706     $ 30,593      $ 46,614      $ 43,038      $ 28,723
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                          199.30%       37.28%        58.16%       301.88%       349.05%
                                                           =============   ==========    ============    ==========   ===========



The following per share data and ratios
have been derived from information
provided in the financial statements.                                                    Class D
                                                                              For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2001          2000          1999          1998          1997
Per Share          Net asset value, beginning of year           $ 9.44       $ 9.36        $ 9.79        $ 9.63        $ 9.40
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                          .55          .56           .53           .58           .62
                   Realized and unrealized gain (loss)
                   on investments--net                             .51          .08         (.43)           .16           .23
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations               1.06          .64           .10           .74           .85
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                   (.55)        (.56)         (.53)         (.58)         (.62)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of year                 $ 9.95       $ 9.44        $ 9.36        $ 9.79        $ 9.63
                                                           =============   ==========    ============    ==========   ===========
Total              Based on net asset value per share           11.49%        7.08%          .98%         7.84%         9.27%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                      1.00%        1.00%          .95%          .93%          .90%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                        5.59%        5.99%         5.47%         5.94%         6.49%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of year
Data:               (in thousands)                           $ 729,136    $ 720,311     $ 795,813     $ 866,013     $ 927,756
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                          199.30%       37.28%        58.16%       301.88%       349.05%
                                                           =============   ==========    ============    ==========   ===========

*Total investment returns exclude the effects of sales charges.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch U.S. Government Mortgage Fund (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Securities traded in the over-the-counter market are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. The Fund employs Merrill Lynch Securities Pricing Service ("MLSPS"), an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), to provide mortgage-backed securities prices for the Fund. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Securities with a remaining maturity of sixty days or less are valued on an amortized cost basis, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Trustees of the Fund.

(b) Repurchase agreements--The Fund invests in US Government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additional securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

(c) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Futures contracts--The Fund may purchase or sell financial futures contracts. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added
to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premiums paid or received).

Written and purchased options are non-income producing investments.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income and extended delivery fees are recognized on the accrual basis. The Fund will adopt the provisions to amortize all premiums and discounts on debt securities effective September 1, 2001, as now required under the new AICPA Audit and Accounting Guide for Investment Companies. The cumulative effect of this accounting change will have no impact on the total net assets of the Fund, but will result in a $13,811 decrease to the cost of securities and a corresponding $13,811 increase to net unrealized appreciation, based on debt securities held as of August 31, 2001.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(h) Dollar rolls--The Fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities on a specific future date. As of August 31, 2001, no dollar rolls were in effect.

(i) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft which resulted from a failed trade which settled the next day.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with FAM. The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the average daily value of the Fund's net assets at the following rate:

Portion of Average Daily Value of Net Assets:                            Rate

Not exceeding $500 million                                              .500%
In excess of $500 million but not exceeding $1 billion                  .475%
In excess of $1 billion but not exceeding $1.5 billion                  .450%
In excess of $1.5 billion but not exceeding $2 billion                  .425%
In excess of $2 billion but not exceeding $2.5 billion                  .400%
In excess of $2.5 billion but not exceeding $3.5 billion                .375%
In excess of $3.5 billion but not exceeding $5 billion                  .350%
In excess of $5 billion but not exceeding $6.5 billion                  .325%
Exceeding $6.5 billion                                                  .300%

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                      Account                   Distribution
                                  Maintenance Fee                    Fee

Class B                                .25%                         .50%
Class C                                .25%                         .55%
Class D                                .25%                          --

Pursuant to a sub-agreement with the Distributor, MLPF&S, a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

NOTES TO FINANCIAL STATEMENTS (continued)

For the year ended August 31, 2001, FAMD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                    FAMD                         MLPF&S

Class A                           $     136                     $    1,741
Class D                           $  18,145                     $  221,115

For the year ended August 31, 2001, MLPF&S received contingent deferred sales charges of $429,175 and $12,236 relating to transactions in Class B and Class C Shares, respectively. Furthermore, MLPF&S received contingent deferred sales charges of $31,473 relating to transactions subject to front-end sales charge waivers in Class D Shares.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the year ended August 31, 2001, the Fund paid MLSPS, an affiliate of MLPF&S, $178 for security price quotations to compute the net asset value of the Fund.

Prior to January 1, 2001, FAM provided accounting services to the Fund at its cost and the Fund reimbursed FAM for these services. FAM continues to provide certain accounting services to the Fund. The Fund reimburses FAM at its cost for such services. For the year ended August 31, 2001, the Fund reimbursed FAM an aggregate of $106,729 for the above-described services. The Fund entered into an agreement with State Street Bank and Trust Company ("State Street"), effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Fund pays a fee for these services.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, PSI, FAMD, FDS, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended August 31, 2001 were $2,922,266,884 and $2,726,634,418, respectively.

Net realized gains for the year ended August 31, 2001 and net unrealized gains (losses) as of August 31, 2001 were as follows:

                                              Realized            Unrealized
                                               Gains                Gains
                                              (Losses)             (Losses)

Long-term investments                       $ 2,554,967         $ 27,348,698
Options purchased                                    --              576,717
Options written                                      --             (527,322)
Financial futures contracts                   1,229,166                   --
                                            -----------         ------------
Total                                       $ 3,784,133         $ 27,398,093

As of August 31, 2001, net unrealized appreciation for Federal income tax purposes aggregated $27,395,506, of which $34,046,314 related to appreciated securities and $6,650,808 related to depreciated securities. The aggregate cost of investments, including options, at August 31, 2001 for Federal income tax purposes was $1,432,758,024.

Transactions in options written for the year ended August 31, 2001 were as follows:

                                            Nominal Value
                                              Covered by        Premiums
Put Options Written                            Options          Received

Outstanding put options written,
beginning of year.                           25,826,059           $ --
Options expired                             (10,223,307)            --
                                            -----------        -----------
Outstanding put options
written, end of year                         15,602,752           $ --
                                            ===========        ===========

                                            Nominal Value
                                              Covered by        Premiums
Call Options Written                           Options          Received

Outstanding call options written,
beginning of year.                                   --        $     --
Options sold                                 50,000,000          425,781
                                            -----------        -----------
Outstanding call options
written, end of year                         50,000,000        $ 425,781
                                            ===========        ===========

4. Shares of Beneficial Interest:

Net increase (decrease) in net assets derived from beneficial interest transactions was $65,775,375 and $(286,654,061) for the years ended August 31, 2001 and August 31, 2000, respectively.

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

Transactions in shares of beneficial interest for each class were as follows:

Class A Shares for the Year                                        Dollar
Ended August 31, 2001                         Shares               Amount

Shares sold                                  11,486,006         $112,213,653
Shares issued to shareholders
in reinvestment of dividends                    162,431            1,583,430
                                            ------------       --------------
Total issued                                 11,648,437          113,797,083
Shares redeemed                              (8,390,750)         (81,877,918)
                                            ------------       --------------
Net increase                                  3,257,687         $ 31,919,165
                                            ============       ==============

Class A Shares for the Year                                        Dollar
Ended August 31, 2000                         Shares               Amount

Shares sold                                   8,590,023         $ 80,009,133
Shares issued to shareholders
in reinvestment of dividends                    135,971            1,268,220
                                            ------------       --------------
Total issued                                  8,725,994           81,277,353
Shares redeemed                             (11,027,002)        (102,751,609)
                                            ------------       --------------
Net increase                                 (2,301,008)        $(21,474,256)
                                            ============       ==============


Class B Shares for the Year                                        Dollar
Ended August 31, 2001                         Shares               Amount

Shares sold                                  18,912,495        $ 185,104,145
Shares issued to shareholders
in reinvestment of dividends                  1,163,858           11,346,482
                                            ------------       --------------
Total issued                                 20,076,353          196,450,627
Automatic conversion of shares               (3,369,741)         (32,877,221)
Shares redeemed                             (12,822,475)        (124,664,599)
                                            ------------       --------------
Net increase                                  3,884,137         $ 38,908,807
                                            ============       ==============

Class B Shares for the Year                                        Dollar
Ended August 31, 2000                         Shares               Amount

Shares sold                                   8,212,152         $ 76,667,166
Shares issued to shareholders
in reinvestment of dividends                  1,533,575           14,294,974
                                            ------------       --------------
Total issued                                  9,745,727           90,962,140
Automatic conversion of shares               (2,434,813)         (22,718,458)
Shares redeemed                             (25,398,785)        (236,675,449)
                                            ------------       --------------
Net increase                                (18,087,871)       $(168,431,767)
                                            ============       ==============


Class C Shares for the Year                                        Dollar
Ended August 31, 2001                         Shares               Amount

Shares sold                                   3,629,627         $ 35,584,338
Shares issued to shareholders
in reinvestment of dividends                    125,177            1,221,385
                                            ------------       --------------
Total issued                                  3,754,804           36,805,723
Shares redeemed                              (1,296,164)         (12,624,766)
                                            ------------       --------------
Net increase                                  2,458,640         $ 24,180,957
                                            ============       ==============

Class C Shares for the Year                                        Dollar
Ended August 31, 2000                         Shares               Amount

Shares sold                                     940,033          $ 8,790,180
Shares issued to shareholders
in reinvestment of dividends                    144,606            1,348,178
                                            ------------       --------------
Total issued                                  1,084,639           10,138,358
Shares redeemed                              (2,822,028)         (26,280,345)
                                            ------------       --------------
Net increase                                 (1,737,389)        $(16,141,987)
                                            ============       ==============


Class D Shares for the Year                                        Dollar
Ended August 31, 2001                         Shares               Amount

Shares sold                                  13,133,960        $ 128,224,313
Automatic conversion of shares                3,369,741           32,877,221
                                            ------------       --------------
Shares issued to shareholders
in reinvestment of dividends                  1,847,720           17,998,322
Total issued                                 18,351,421          179,099,856
Shares redeemed                             (21,381,997)        (208,333,410)
                                            ------------       --------------
Net increase                                 (3,030,576)        $(29,233,554)
                                            ============       ==============

Class D Shares for the Year                                        Dollar
Ended August 31, 2000                         Shares               Amount

Shares sold                                  12,254,428        $ 114,481,013
Automatic conversion of shares                2,434,813           22,718,458
                                            ------------       --------------
Shares issued to shareholders
in reinvestment of dividends                  2,068,822           19,279,824
Total issued                                 16,758,063          156,479,295
Shares redeemed                             (25,435,386)        (237,085,346)
                                            ------------       --------------
Net increase                                 (8,677,323)        $(80,606,051)
                                            ============       ==============

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

NOTES TO FINANCIAL STATEMENTS (concluded)

5. Short-Term Borrowings:

On December 1, 2000, the Fund, along with certain other funds managed by FAM and its affiliates, renewed and amended a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the facility. Amounts borrowed under the facility bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the facility during the year ended August 31, 2001.

6. Capital Loss Carryforward:

At August 31, 2001, the Fund had a net capital loss carryforward of approximately $200,903,000, of which $175,708,000 expires in 2003, $16,733,000 expires in 2004, $4,697,000 expires in 2008 and $3,765,000 expires in 2009.
This amount will be available to offset like amounts of any future taxable gains.

INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders, Merrill Lynch U.S. Government Mortgage
Fund:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch U.S. Government Mortgage Fund as of August 31, 2001, the related statements of operations for the year then ended, and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at August 31, 2001 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch U.S. Government Mortgage Fund as of August 31, 2001, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
October 12, 2001

Merrill Lynch U.S. Government Mortgage Fund, August 31, 2001

OFFICERS AND TRUSTEES

Terry K. Glenn, President and Trustee
Joe Grills, Trustee
Walter Mintz, Trustee
Robert S. Salomon Jr., Trustee
Melvin R. Seiden, Trustee
Stephen B. Swensrud, Trustee
Gregory Mark Maunz, Senior Vice President
Jeffrey B. Hewson, Vice President
Donald C. Burke, Vice President and Treasurer
Phillip S. Gillespie, Secretary

Custodian
The Bank of New York
90 Washington Street, 12th Floor
New York, NY 10286

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863